SELIGMAN NEW TECHNOLOGIES FUND, INC.

                         SHAREHOLDER SERVICING AGREEMENT

     SHAREHOLDER SERVICING AGREEMENT, dated as of July__________, 1999, between SELIGMAN NEW TECHNOLOGIES FUND, INC., a Maryland corporation (the "Fund"), and _____________________, a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and a member of the National Association of Securities Dealers, Inc. (the "Service Agent").

     In consideration of the mutual agreements herein made, the parties hereto agree as follows:

     1. PROVISION OF SHAREHOLDER SERVICES.

         (a) General. The Service Agent agrees to maintain accounts for its customers who have purchased or otherwise acquired shares of the Fund ("Customers"). The Service Agent has read the Fund's current prospectus and understands the nature of the Fund. In particular, the Service Agent understands that the Fund's common stock will not be listed on any securities exchange and that there is expected to be no secondary market for the stock. The Service Agent also understands that shares of the Fund must be held through an NSCC Network Level 3 account, and that certificated shares will not be available. The Service Agent further understands that the Fund will conduct quarterly repurchase offers in which it will offer to repurchase 5% of its outstanding shares, and that, if more than 5% (plus, in the discretion of the Fund, up to an additional 2%) of the Fund's shares are tendered for repurchase in any quarterly tender offer, the Fund will repurchase the tendered shares pro-rata on the basis of the number of shares tendered by each shareholder. The Service Agent understands that the Board of Directors of the Fund may instruct the Fund to offer to repurchase a higher (but not a lower) percentage of shares in any quarterly repurchase offer, but not higher than 25% of its outstanding shares, and that the Fund currently does not expect any quarterly repurchase offer to exceed 5%. The Service Agent agrees to provide customary shareholder services to Customers, including, without limitation, responding to Customer inquiries about the Fund, its net asset value, its portfolio composition, its performance, its risks and the transferability of shares, assisting in selecting dividend payment options and such other services and shareholder assistance as may from time to time be reasonably requested by the Fund.

         (b) Repurchase offers. With respect to each quarterly repurchase offer by the Fund, the Service Agent agrees: to deliver to each Customer in a timely manner the repurchase offer materials (subject to its timely receipt from the Fund of the reasonable number of copies thereof requested by the Service Agent); to respond to Customer inquiries about the procedures for tendering shares; to tender shares on behalf of those Customers who wish to do so; and to remit repurchase proceeds to the appropriate investors. If the Fund pro-rates shares tendered for repurchase, the Service Agent will be responsible for determining the correct allocation among its Customers of the repurchase proceeds and the shares not purchased.

     2. COMPENSATION.

         (a) As compensation for the services performed by the Service Agent pursuant to Section 1, the Fund will pay to the Service Agent promptly after the end of each calendar quarter a fee, calculated on each day during such quarter, at an annual rate of 0.50% of the Fund's average daily net assets attributable to shares owned by Customers.

         (b) If the Service Agent shall serve hereunder for less than the whole of any calendar quarter, the fee hereunder shall be prorated.


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         (c) The Fund will have no other  obligation to  compensate  the Service
Agent for its costs incurred in connection with its shareholder servicing activities or the Fund's quarterly repurchase offers.

         (d) Nothing herein shall prohibit the Board of Directors of the Fund from approving the payment by the Fund of additional compensation to others for services similar to those provided hereunder.

     3. TERMINATION OF AGREEMENT. This Agreement shall continue in full force and effect until December 31, 2000, and from year to year thereafter unless either party shall have notified the other party in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance. This Agreement may be terminated by the Fund immediately and without penalty if the Fund determines that the Service Agent is or will become an "affiliated person" or "principal underwriter" (as such terms are defined in the Investment Company Act of 1940, as amended) of the Fund or an affiliated person of an affiliated person or principal underwriter of the Fund.

     4. MISCELLANEOUS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

     IN WITNESS WHEREOF, the Fund and the Service Agent have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                          SELIGMAN NEW TECHNOLOGIES FUND, INC.



                                          By: __________________________________



                                          [SERVICE AGENT]



                                          By: __________________________________